Exhibit 11.0   Statement Regarding Computation Of Earnings Per Share
                                   (Unaudited)
               (In thousands, except share and per share amounts)
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
                                                                               Three Months Ended
                                                                                    March 31,
                                                                       2004                        2003
                                                                       ----                        ----
Net income available to
   common shareholders                                           $        921                $        798

Total weighted average
   common shares outstanding                                        1,498,528                   1,449,530

Basic earnings per common share                                  $        .61                $        .55
                                                                    ---------                   ---------

Total weighted average
   common shares outstanding                                        1,498,528                   1,449,530

Dilutive effect of stock options using
   the treasury stock method                                           86,200                      64,365

Total average common and common
   equivalent shares                                                1,584,728                   1,513,895
                                                                    ---------                   ---------

Diluted earnings per common share                                $        .58                $        .53
                                                                    ---------                   ---------
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